Exhibit 10.5

December 12, 2025

John Wander
via e-mail

Re:    Transition and Retirement Agreement and Release of Claims
Dear John:
This letter agreement (this “Letter Agreement”) confirms our agreement regarding the transition of your duties and retirement from employment with Talen Energy Corporation, a Delaware corporation (the “Company”), and its direct and indirect subsidiaries (collectively, the “Company Group”).
Reference is made herein to (a) the Employment Agreement, by and between you and the Company, dated as of June 19, 2023 (the “Employment Agreement”); (b) the Talen Energy Corporation 2023 Equity Incentive Plan (as amended, restated, modified or otherwise supplemented from time to time, the “Plan”); (c) the Restricted Stock Unit Award Agreement, by and between you and the Company, dated as of June 16, 2023 (the “Emergence RSU Award”); (d) the Performance-Based Restricted Stock Unit Award Agreement, by and between you and the Company, dated as of June 16, 2023 (together with the Emergence RSU Award, the “Emergence Awards”), (e) the Restricted Stock Unit Award Agreement, by and between you and the Company, dated as of February 28, 2025 (the “2025 RSU Award”), and (f) the Performance-Based Restricted Stock Unit Award Agreement, by and between you and the Company, dated as of February 28, 2025 (the “2025 PSU Award” and, collectively with the Emergence Awards and the 2025 RSU Award, the “Award Agreements”). For the avoidance of doubt, the Employment Agreement will continue to govern your employment with the Company until the Transition Date (as defined below).
Capitalized terms used but not defined herein will have the meaning ascribed thereto in the Plan.
1.    Transition Period.
(a)    Effective as of the date of this Agreement, you and the Company acknowledge and agree that (i) you will no longer be eligible to receive any new grants of equity awards under the Plan and (ii) you shall report directly to the President of the Company rather than the Company’s Chief Executive Officer.
(b)    Effective as of May 20, 2026 (the “Transition Date”), you will transition from your role as General Counsel and Corporate Secretary of the Company to the role of Senior Advisor to the Company, reporting to the President of the Company. Except as expressly permitted by the Chief Executive Officer or President of the Company, effective as of the Transition Date, you will no longer have any authority to represent or bind the Company Group and will not hold yourself out as having any such authority. Except for your role as Senior

Advisor to the Company or as described in Section 1(c), as of the Transition Date, you will be deemed to have resigned from any positions with the Company Group (whether as an officer or otherwise).
(c)    During the period commencing on the Transition Date and ending on June 30, 2026 (the “Separation Date,” and such period, the “Transition Period”), you will provide services reasonably requested by the Company, including transitioning your former duties, responsibilities and external relationships (the “Transition Services”). During the Transition Period, the Company may direct you to work from home or from the Company’s office, depending on the Company’s needs (and subject to any applicable laws or policies).
(d)    During the Transition Period, the Company will provide you with the same employee benefits (including, without limitation, health plan coverage and those business expenses provided under Section 5 of the Employment Agreement) as in effect immediately prior to the Transition Date. Your outstanding equity awards will continue to vest in accordance with their terms during the Transition Period. Following the Transition Period, the Company will pay you $12,500 (in accordance with the Company’s ordinary payroll practices) for your services as a Senior Advisor (such payment, the “SA Payment”).
(e)    As consideration for the rights and benefits offered pursuant to this Agreement (including, but not limited to, Sections 1(d), 2(c), and 3 herein), you expressly and irrevocably waive and release any and all claims you may have to terminate your employment for Good Reason under the Employment Agreement and receive payments and benefits or otherwise be entitled to any other rights under any plan, program, agreement or other arrangement sponsored by the Company Group, as the result of (i) your role change from General Counsel and Corporate Secretary to Senior Advisor and (ii) you directly reporting to the President following the date of this Agreement, rather than directly reporting to the Chief Executive Officer of the Company.
2.    Separation.
(a)    Following the Separation Date, you will no longer be an employee or service provider of (or hold any other positions with) the Company Group, and you will not hold yourself out as a partner, member, director, officer or employee of, or as otherwise affiliated with, the Company Group (including on social media). You will promptly execute any documents as may be requested by the Company to evidence your termination of employment with the Company. Additionally, on or following the Separation Date, you will execute the General Release attached hereto as Exhibit A (the “General Release”) such that the General Release becomes effective and irrevocable no later than 30 days following the Separation Date.
(b)    The Company shall pay any accrued but unpaid wages in a lump sum, less all applicable deductions and withholdings, within thirty (30) days following the Separation Date, or such earlier date as may be required by applicable law. For the sake of clarity, no payment will be owed to you in lieu of any accrued but unused paid time off as of the Separation Date, and any such accrued but unused paid time off will be forfeited for no consideration on the Separation Date.

(c)    Subject to your execution and non-revocation of the General Release, the Company shall pay you an amount equal to the product of (x) the target amount of your Annual Bonus that you would earn for 2026 and (y) a fraction, the numerator of which is the number of days you are employed with the Company during 2026 through the Transition Date and the denominator of which is 365, payable within sixty (60) days following the Separation Date (but in no event prior to the Release Effective Date (as defined below)) (the “Pro-Rata Bonus”).
3.    COBRA. As consideration for, and subject to, your compliance with this Letter Agreement, including Sections 5 and 6, and with the General Release, subject to your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), you and your eligible dependents as of the Separation Date will be entitled to continued participation (pursuant to COBRA) in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) covering you and your eligible dependents for a period of thirty-six (36) months following the Separation Date at your sole expense, provided that the Company may modify the continuation coverage contemplated by this Section 3 to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended, and in each case, the regulations and guidance promulgated thereunder (to the extent applicable) (the “COBRA Benefit”).
4.    Incentive Equity Treatment.
(a)    Cash Settlement. You and the Company acknowledge and agree that following the date you execute this Letter Agreement, any portion of the Emergence Awards that vests will be settled in cash in an amount equal to 60% of the net after-tax value of each such award (the “Cash-Settled Portion” and such settlement, subject to the terms below, the “Cash Settlement”), with the remainder being settled in shares of Company Common Stock in accordance with the applicable Award Agreements; provided, that if the Fair Market Value (as defined in the Plan) of a share of Company Common Stock on the date of vesting of the Emergence Awards exceeds $400.00, the Cash-Settled Portion of the Emergence Awards will be no greater cash value in the aggregate than the Cash-Settled Portion that would result if the Fair Market Value of a share of Company Common Stock were equal to $400.00. Notwithstanding the foregoing, if the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) reasonably determines that the settlement of all or a portion of the Cash-Settled Portion of the Emergence Awards in cash would materially and adversely affect the Company (a “Liquidity Constraint”), the Compensation Committee may elect to reduce the Cash-Settled Portion to the extent necessary to address the Liquidity Constraint.
(b)    Incentive Equity Treatment. You and the Company acknowledge and agree that, as of the Separation Date, all of your outstanding unvested restricted stock units and performance-based stock units granted pursuant to the 2025 RSU Award and the 2025 PSU Award will be automatically cancelled for no consideration without any further action by you or the Company Group in accordance with the applicable Award Agreements.

5.    General Release Conditions; Forfeiture.
(a)    Release; Voluntary Execution. The Pro-Rata Bonus described in Section 2(c) and the COBRA Benefit contemplated by Section 3 will only be provided to or retained by you (as applicable) if, within twenty-one (21) days following the Separation Date (but in any event no earlier than the Separation Date), you deliver to the Company the executed General Release attached as Exhibit A hereto, and the General Release becomes effective and non-revocable in accordance with its terms (with the date on which the General Release first becomes effective and non-revocable, the “Release Effective Date”). You understand that you may execute the General Release less than twenty-one (21) days after you receive it from the Company (but not before the Separation Date), but you agree that any such execution will represent your knowing waiver of any consideration period required by applicable law.
(b)    Forfeiture. If the Company discovers that grounds for a cause termination existed prior to the Separation Date, if you breach any Restrictive Covenants (as defined in Section 6) or if you do not reasonably provide the Transition Services, your eligibility to receive any unearned portion of the SA Payment described in Section 1(d), the Pro-Rata Bonus described in Section 2(c) and the COBRA Benefit pursuant to Section 3 will immediately cease and be forfeited.
6.    Restrictive Covenants. You hereby acknowledge and agree that you will continue to be bound by, and you reaffirm your obligations under, the restrictive covenants set forth in the Employment Agreement and any other written agreement by and between you, on the one hand, and the Company Group, on the other (collectively, the “Restrictive Covenants”).
7.    Whistleblower Protection. You understand that nothing contained in this Letter Agreement or the General Release limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”); provided, that you may not receive any relief (including, without limitation, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any such charge and/or any litigation arising out of any such charge to the fullest extent permitted by law. You further understand that neither this Letter Agreement nor the General Release limits your ability to (a) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, or (b) make any other disclosures required by applicable law or legal process or other disclosures under the whistleblower provisions of federal law or regulation. This Letter Agreement does not limit your right to seek or receive an award for information provided to the Securities and Exchange Commission, including pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
8.    Defend Trade Secrets Act. 18 U.S.C. §1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Letter Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. §1833(b). Accordingly, the parties to this Letter Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
9.    Return of Company Property. On or prior to the Separation Date, you will return to the Company any originals or copies of any and all materials, documents, notes, manuals or lists containing or embodying confidential information, or relating directly or indirectly to the business of the Company Group then in your possession or control.
10.    Governing Law. This Letter Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto will be governed by and construed exclusively in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof; provided that, any claims or disputes relating to Section 4 will be governed by the Plan (and the Award Agreements thereunder), as applicable.
11.        Entire Agreement. Except as otherwise expressly provided herein, this Letter Agreement constitutes the entire agreement among you and the Company with respect to the subject matter hereof and supersedes any and all prior agreements or understandings among you and the Company with respect to the subject matter hereof, whether written or oral; provided that, except as otherwise modified hereby, the Employment Agreement, the Award Agreements, and the Indemnification Agreement between you and the Company dated June 19, 2023, will remain in full force and effect. All other agreements between you and the Company, which are not specifically superseded by this Letter Agreement, will remain in full force and effect in accordance with their terms. For the avoidance of doubt, except as explicitly set forth herein, none of the Restrictive Covenants are superseded or otherwise amended, modified or affected by this Letter Agreement. This Letter Agreement will bind the heirs, personal representatives, successors and assigns of you and the Company Group and inure to the benefit of you and the Company Group and your and their respective heirs, successors and assigns (as applicable); provided that, you may not assign your rights or obligations hereunder. This Letter Agreement may be amended or modified only by a written instrument executed by you and the Company.
12.    Counterparts & Signatures. This Letter Agreement may be executed in counterparts, each of which will be deemed an original, and together any counterparts will constitute one and the same instrument. Additionally, the parties agree that electronic reproductions of signatures (i.e., scanned PDF versions of original signatures, facsimile transmissions and the like) will be treated as original signatures for purposes of execution of this Letter Agreement.
[SIGNATURES ON FOLLOWING PAGE]

    If this Letter Agreement accurately reflects your understanding as to the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space provided below and return the same for the records of the Company.

Very truly yours,

TALEN ENERGY CORPORATION

By: /s/ Andrew Wright
Name: Andrew Wright
Title: Chief Administrative Officer

EMPLOYEE

/s/ John Wander
John Wander
[Signature Page to Letter Agreement]

EXHIBIT A

GENERAL RELEASE
    I, John Wander, in consideration of and subject to the performance by Talen Energy Corporation (the “Company”) of its obligations under the Letter Agreement, dated as of December 15, 2025 (the “Letter Agreement”), am entering into this general release of claims (this “General Release”) in connection with my separation from employment with the Company, and I hereby agree as follows:
1.    I understand that the Pro-Rata Bonus and the COBRA Benefit (each, as defined in the Letter Agreement) (collectively, the “Termination Benefits”) represent, in part, consideration for signing this General Release and are not salary, wages or other payments or benefits to which I was already entitled. I understand and agree that I will receive or retain the Termination Benefits provided that I: (i) execute this General Release and do not revoke this General Release within the time period permitted hereafter and (ii) comply with the Letter Agreement, this General Release and the Restrictive Covenants at all times. Such consideration provided to me under the Letter Agreement will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company Group (as defined in the Letter Agreement). I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.
2.    Except as provided in paragraph 4 below and except for the provisions of the Letter Agreement that expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself and my heirs, executors, administrators and assigns) release and forever discharge the Company Group (as defined in the Letter Agreement) and all present and former managers, directors, officers, agents, representatives, employees, successors and assigns of the Company Group and their direct and indirect owners (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, both past and present (through the date I execute this General Release), and whether known or unknown, suspected or claimed against the Company or any of the Released Parties (collectively, “Claims”), that I, my spouse or any of my heirs, executors, administrators or assigns may have, including, without limitation, any Claims (i) that arise out of or are connected with any matter, including my employment with, or my separation or termination from, the Company; (ii) that arise under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (“ADEA”); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Orders; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or

under any public policy, contract or tort or under common law, including any Claim for wrongful discharge, breach of contract, infliction of emotional distress or defamation; (iii) that arise under any policies, practices or procedures of the Company; or (iv) for costs, fees or other expenses, including attorneys’ fees incurred in these matters.
3.    I represent that I have made no assignment or transfer of any Claim covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or Claims that I may have under the ADEA that arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company is in compliance with the terms of the Letter Agreement and company policy and shall not serve as the basis for any Claim (including, without limitation, any Claim under the ADEA).
5.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Letter Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by applicable law.
6.    I represent that I am not aware of any pending charge or complaint of the type described in paragraph 2 above as of the execution of this General Release. I represent that I am not aware of any Claim by me other than the Claims that are released by this General Release. I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it. Nevertheless, I hereby waive any Claim that might arise as a result of such different or additional Claims or facts.
7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.    I agree that I will forfeit all unpaid or unprovided amounts and/or benefits payable or provided by the Company pursuant to the Letter Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by
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the Released Parties, including attorneys’ fees, and upon the Company’s request, I will be required to return all amounts theretofore received by me pursuant to the Letter Agreement (other than the Cash Settlement (as defined in the Letter Agreement)).
9.    I agree that this General Release and the Letter Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Letter Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law or legal process, and I will instruct each of the foregoing not to disclose the same to anyone.
10.    Nothing in this General Release prohibits or restricts me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), the National Association of Securities Dealers, Inc. (NASD), any other self- regulatory organization or governmental entity.
11.    I agree that, as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, that I possessed or had control over at any time (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.
12.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect (a) any rights or Claims arising out of any breach by the Company or by any Released Party of the Letter Agreement after the date hereof; (b) any rights or Claims that cannot be waived by law; (c) any Claims I may have to workers’ compensation or unemployment benefits; (d) any vested 401(k) benefits under the Company’s 401(k) benefit plan; or (e) any rights I may have to indemnification pursuant to applicable D&O policies (including those in the Company’s governing documents or under the Indemnification Agreement between you and the Company dated June 19, 2023) in accordance with their terms or as a stockholder of the Company.
13.    Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality and unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:
(a)    I HAVE READ IT CAREFULLY;
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(b)    I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE ADEA; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
(c)    I AM ENTERING INTO THIS GENERAL RELEASE KNOWINGLY, VOLUNTARILY AND IN EXCHANGE FOR GOOD AND VALUABLE CONSIDERATION TO WHICH I WOULD NOT HAVE BEEN ENTITLED IN THE ABSENCE OF EXECUTING AND NOT REVOKING THIS GENERAL RELEASE (INCLUDING, WITHOUT LIMITATION, THE TERMINATION BENEFITS);
(d)    I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
(e)    I HAVE HAD AT LEAST TWENTY-ONE (21) DAYS FROM THE DATE OF MY RECEIPT OF THIS GENERAL RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS GENERAL RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED TWENTY-ONE (21)-DAY PERIOD;
(f)    I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS GENERAL RELEASE TO REVOKE IT. SUCH REVOCATION MUST BE IN WRITING AND SENT VIA EMAIL TO ANDREW WRIGHT AT ANDREW.WRIGHT@TALENENERGY.COM. THIS GENERAL RELEASE SHALL BECOME EFFECTIVE AND ENFORCEABLE ON THE EIGHT (8TH) CALENDAR DAY AFTER I EXECUTE IT; AND
(g)    I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.
[DO NOT SIGN BEFORE THE SEPARATION DATE.]

SIGNED:                            DATED:
     John Wander

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